EXHIBIT 99


WILSHIRE FINANCIAL SERVICES GROUP INC.
PRO FORMA FINANCIAL INFORMATION - NARRATIVE FORMAT

     The following unaudited pro forma financial information of Wilshire Financial Services Group Inc. ("WFSG" or the "Company") gives effect to the disposition of certain real estate related assets as if the transactions occurred as of January 1, 1997 or the date of acquisition, whichever is later, with respect to the unaudited pro forma condensed consolidated operating information and as of June 30, 1998 with respect to the unaudited pro forma condensed consolidated financial condition information.

     The unaudited pro forma financial information reflects the effect of the disposition of the assets along with pro forma adjustments. The unaudited pro forma financial information should be read in conjunction with the historical consolidated financial statements of WFSG, together with the related notes thereto, which were filed August 14, 1998 on Form 10-Q for the six-months ended June 30, 1998.

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     Between  October 14 and October 16,  1998,  the Company  sold  certain real estate related assets at their carrying value to various unrelated third parties for $276.5 million. The sales price was determined through arms length negotiations between the various purchasers and the Company. The cash proceeds from the sale were used to repay principal and interest on the existing repurchase agreements for which these securities served as collateral totaling $273.0 million.

     The pro forma effect of this transaction on the June 30, 1998 statement of financial condition would have resulted in a decrease in total assets from $1,948.9 million to $1,667.2 million and a decrease in total liabilities from $1,811.1 million to $1,559.6 million. The decrease in total assets of $281.7 million is the result of the following: 1) sale of discounted loans for $211.8 million, 2) sale of mortgage-backed securities for $26.3 million, 3) sale of mortgage servicing rights for $1.4 million, 4) recognition of an impairment loss of $32.5 million, 5) decrease in income tax receivable of $2.3 million and 6) decrease of $12.7 million of the assets sold from June 30, 1998 to the sale date due to normal cash collections. These were offset, in part, by $5.3 million of additional cash provided by the pro forma after tax income effect of the disposed assets. Liabilities decreased as a result of terminating the short-term financing on the assets sold.

     The pro forma effect of this transaction on Stockholders' Equity on June 30, 1998 would be a decrease from $137.7 million to $107.6 million. The $30.1 million decrease is due to an impairment provision on certain of the assets of $32.5 million net of tax benefit and a $0.6 million pro forma effect on unrealized losses for available for sale securities, offset in part, by the pro forma effect of adjusting retained earnings by $3.0 million for the disposal of certain assets.

     Additionally, the pro forma effect of these transactions would give effect to the following changes to the operations of the Company for the year ended December 31, 1997 and the six months ended June 30, 1998:


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*    Decrease in net  interest  income of $0.6  million and $3.7 million for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively.

* Decrease in mortgage servicing rights amortization expense of $0.2 million and $0.3 million for the year ended December 31, 1997 and for the six months ended June 30, 1998, respectively.

* Decrease in loan service fees and expenses of $3.1 million and $5.9 million for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively.

* Increase in the impairment provision on loans and securities of $32.3 million for the year ended December 31, 1997 and $4.6 million the six months ended June 30, 1998. Additionally, $6.4 million in impairment provision was reflected in the quarter ended September 30, 1998 for certain assets sold that were acquired after June 30, 1998.

* Increase/(decrease) in income tax provision of ($2.8) million for the year ended December 31, 1997 and $0.6 million for the six months ended June 30, 1998.

* Net income/(loss) for the year ended December 31, 1997 would have decreased from $15.2 million to ($11.7) million. Basic and diluted earnings per share of $1.79 and $1.69, respectively, would decrease to ($1.76) basic and diluted earnings per share.

* Net income for the six-months ended June 30, 1998 would have decreased from $7.2 million to a $4.6 million. Basic and diluted earnings per share of $0.65 and $0.61 would decrease to $0.40 and $0.38, respectively.


     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements. All of the statements contained in this report which are not identified as historical should be considered forward-looking. In connection with certain forwardlooking statements contained in this report and those that may be made in the future by or on behalf of the Company which are identified as forward-looking, the Company notes that there are various factors that could cause actual results to differ materially from those set forth in any such forward-looking statements. Such factors include but are not limited to, the real estate market, the availability of real estate assets at acceptable prices, the availability of financing, interest rates, and European expansion. Accordingly, there can be no assurance that the forward-looking statements contained in this report will be realized or that actual results will not be significantly higher or lower. The forward-looking statements have not been audited by, examined by, or subjected to agreed-upon procedures by independent accountants, and no third party has independently verified or reviewed such statements. Readers of this report should consider these facts in evaluating the information contained herein. The inclusion of the forward-looking statements contained in this report should not be regarded as a representation by the Company or any other person that the forward-looking statements contained in this report will be achieved. In light of the foregoing, readers of this report are cautioned not to place undue reliance on the forwardlooking statements contained herein.



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